Exhibit 99.1

FOR IMMEDIATE RELEASE

  CIT INCREASES SIZE OF NOTES EXCHANGE OFFER IN RESPONSE TO TENDERS RECEIVED DURING THE EARLY DELIVERY PERIOD

     NEW YORK – December 2, 2008 – CIT Group Inc. (NYSE: CIT), a leading commercial finance company, today announced that it has increased the size of its previously announced offer to exchange certain of its outstanding notes (the “Notes Offer”) in response to the amount of tenders received during the early delivery period.

     CIT is now offering to exchange up to $1,700,000,000 aggregate principal amount of certain of its outstanding notes (the “old notes”) in exchange for up to $550,000,000 in cash and up to $1,150,000,000 aggregate principal amount of newly-issued 12% Subordinated Notes due 2018 (the “new notes”).

     The Notes Offer is one of the primary components of CIT's plan to raise approximately $1,400,000,000 of regulatory capital to support its application to become a bank holding company. Based on preliminary results of the Notes Offer at the early delivery time, which was 5:00 PM EST on Monday, December 1, 2008, approximately $2,343,000,000 in aggregate principal amount of old notes were tendered in the Notes Offer. CIT currently expects that if the Notes Offer is completed based on the tenders received at the early delivery time, the Notes Offer will generate more than $1,000,000,000 of additional regulatory capital. In accordance with the terms of the Notes Offer as set forth in the Confidential Offering Memorandum (the “Offering Memorandum”), dated November 17, 2008, and the related letter of transmittal, tendered notes may no longer be withdrawn.

     In determining the maximum notes consideration in the Notes Offer, the appropriate figures set forth in the Offering Memorandum will be increased proportionately to the increase in size of the offer described above.

     The Notes Offer will expire at 11:59 PM EST on December 15, 2008 (unless earlier terminated or extended by CIT). CIT will deliver the exchange consideration for old notes that are validly tendered and not withdrawn on or prior to the expiration date of the Notes Offer promptly after its acceptance of those old notes for exchange. Holders of old notes who validly tendered their old notes and who did not validly withdraw their tenders prior to the early delivery time will be paid $50 in principal amount of new notes for each $1,000 principal amount of old notes tendered promptly following CIT’s acceptance of such old notes for exchange. The aggregate principal amount of new notes to be issued and total amount of cash to be paid in the Notes Offer will be determined following the expiration of the Notes Offer.

     The Notes Offer is conditioned upon the satisfaction or waiver of certain conditions including the approval by the Board of Governors of the Federal Reserve System of CIT’s application to become a bank holding company and a financial holding company under the U.S. Bank Holding Company Act of 1956, as amended, and the purchase or commitment to purchase by the U.S. Department of the Treasury CIT perpetual preferred stock pursuant to the Capital Purchase Program created under the Emergency Economic Stabilization Act of 2008.

     Except as otherwise described above, the terms and conditions of the Notes Offer are described in the Offering Memorandum and the related letter of transmittal. Holders of old notes are strongly encouraged to read such documents carefully prior to making a decision with respect to the Notes Offer.

     The terms of CIT’s previously announced offer to exchange any and all of its outstanding equity units related to its mandatory convertible senior notes for a combination of cash and CIT common stock is not affected by this release or any of the events described herein.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and does not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About CIT
CIT (NYSE: CIT) is a global commercial finance company that provides financial products and advisory services to more than one million customers in over 50 countries across 30 industries. A leader in middle market financing, CIT has more than $70 billion in managed assets and provides financial solutions for more than half of the Fortune 1000. A member of the S&P 500 and Fortune 500, it maintains leading positions in asset-based, cash flow and Small Business Administration lending, equipment leasing, vendor financing and factoring. The CIT brand platform, Capital Redefined, articulates its value proposition of providing its customers with the relationship, intellectual and financial capital to yield infinite possibilities. Founded in 1908, CIT is celebrating its Centennial throughout 2008. www.cit.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable federal securities laws, including the Private Securities Litigation Reform Act of 1995, that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “plan,” “will,” “expect,” “may,” “would,” or the negative of any of those words or similar expressions are intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding the Notes Offer or related future events, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially due to numerous important factors that are described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007, as updated by our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Many of these risks, uncertainties and assumptions are beyond our control, and may cause our actual results to differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include, among others, final results of the Notes Offer being different than current expectations; the ability to satisfy the conditions to the Notes Offer; and the success, or lack thereof, of the transactions and other initiatives described in this press release, including our application to the Federal Reserve to become a bank holding company and a financial holding company and the submission of our application to the U.S. Treasury to participate in the Capital Purchase Program by selling preferred stock to the U.S. Treasury. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

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CIT MEDIA RELATIONS:
C. Curtis Ritter
Vice President
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com

CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
(212) 771-9650
Ken.Brause@cit.com